Exhibit 5.2

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto Montreal Calgary Ottawa Vancouver New York	June 11, 2025 Royal Bank of Canada Royal Bank Plaza 200 Bay Street Toronto, Ontario M5J 2J5

Dear Sirs/Mesdames:

Royal Bank of Canada – US$1,250,000,000 6.750% Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness)

We have acted as Canadian counsel to Royal Bank of Canada (the “Bank”) in connection with the issue and sale on the date hereof (the “Offering”) by the Bank of US$1,250,000,000 aggregate principal amount of its 6.750% Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) due 2085 (the “Notes”) pursuant to an underwriting agreement dated as of June 4, 2025 (the “Underwriting Agreement”) among the Bank and RBC Capital Markets, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes are issuable under and pursuant to a subordinated debt indenture dated as of January 27, 2016 (the “Base Indenture”), between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by a fourth supplemental indenture dated as of June 11, 2025 (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Bank and the Trustee. Concurrently with the Offering, the Bank will issue and sell 1,250,000 Non-Cumulative 5-Year Fixed Rate Reset First Preferred Shares, Series BY (Non-Viability Contingent Capital (NVCC)) of the Bank (the “Preferred Shares”) to Computershare Trust Company of Canada, as trustee (the “Limited Recourse Trustee”) of Leo LRCN Limited Recourse Trust (the “Limited Recourse Trust”).

In accordance with the terms of an amended and restated declaration of trust dated as of July 28, 2020, as amended by a first amendment to amended and restated declaration of trust dated as of April 15, 2024 (the “Declaration of Trust”), in respect of the Limited Recourse Trust between the Bank and the Limited Recourse Trustee, the Limited Recourse Trustee will hold legal title to the Preferred Shares in trust as trustee for the benefit of the Bank to satisfy the Bank’s obligations under the Indenture. Upon the occurrence of a Recourse Event (as defined in the Indenture), the assets held in the Limited Recourse Trust in respect of the Notes, which will initially consist of the Preferred Shares, will be delivered to the holders of the Notes.

The provisions attaching to the Preferred Shares (the “Share Terms”) provide that the Preferred Shares will convert, upon the occurrence of a Trigger Event (as defined in the Share Terms), into common shares in the capital of the Bank (each, a “Common Share”), subject to certain conditions as described in the Share Terms (an “NVCC Automatic Conversion”). If a Trigger Event occurs prior to the Transfer Date (as defined in the Share Terms), the terms of the Indenture provide that immediately following such NVCC Automatic Conversion, each outstanding Note will automatically and immediately be redeemed for the same number of Common Shares into which the Preferred Shares converted pursuant to such NVCC Automatic Conversion, subject to certain conditions as described in the Indenture. We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein (“Ontario Law”).

As Canadian counsel to the Bank, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following:

(i)	the preliminary prospectus supplement dated June 4, 2025 (the “Preliminary Prospectus Supplement”), the final prospectus supplement dated June 4, 2025 (the “Final Prospectus Supplement”) and the base prospectus dated December 20, 2023 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement and the Final Prospectus Supplement, the “Prospectus”);

(ii)	the Underwriting Agreement; and

(iii)	the Indenture.

In connection with the opinions expressed in this letter we have considered such questions of law and examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records of corporate proceedings, certificates and acknowledgements of government officials and others and such other material as we have considered necessary or appropriate for the purposes of the opinions hereafter expressed, including the following documents:

(i)	the by-laws of the Bank;

(ii)	officers’ certificates of the Bank as to resolutions of the directors of the Bank (and related term sheets summarizing the terms and conditions of the Notes and the Preferred Shares signed by an executive officer of the Bank) authorizing the Registration Statement filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form F-3 on December 5, 2023 and Amendment No. 1 thereto dated December 19, 2023 (collectively, the “Registration Statement”), the Prospectus, the Underwriting Agreement, the Indenture, the creation and issuance of the Notes, the creation and issuance of the Preferred Shares and the allotment, reservation for issue and issuance of the Common Shares into which the Preferred Shares will be converted upon the occurrence of a Trigger Event and other related matters; and

(iii)	a Certificate of Confirmation dated June 10, 2025 issued by the Office of the Superintendent of Financial Institutions (Canada) in respect of the Bank (the “Certificate of Confirmation”).

We understand that the Registration Statement and the Prospectus were filed with the Commission in connection with the Notes and the Preferred Shares.

We have assumed, with respect to all documents examined by us, the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, notarial, conformed, telecopied, facsimile, electronic or photostatic copies, that the certificates referred to above continue to be accurate as at the date hereof and that each of the documents, instruments or agreements executed in connection with the issue and sale of the Notes and the Preferred Shares are within the capacity of, and have been validly authorized, executed and delivered and constitute legal, valid, binding and enforceable obligations of, each party other than the Bank. We have also assumed that the Indenture and the Notes, other than the provisions thereof governed by Ontario Law, constitute legal, valid, binding and enforceable obligations of the Bank.

In giving the opinion in paragraph 1 as to the existence of the Bank, we have relied exclusively on the Certificate of Confirmation, which certificate we assume continues to be accurate as of the date hereof.

Based upon the foregoing, and subject to the qualifications expressed herein, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada) (the “Bank Act”).

2.	The Bank has the corporate power to (i) create, issue and sell the Notes in the manner provided in the Underwriting Agreement, (ii) create, issue and sell the Preferred Shares to the Limited Recourse Trustee, and (iii) create and issue the Common Shares into which the Preferred Shares may be converted upon an NVCC Automatic Conversion (as defined in the Share Terms).

3.	All necessary corporate action has been taken by the Bank to (i) authorize the creation, issuance, sale and delivery of the Notes, (ii) authorize the creation, issuance, sale and delivery of the Preferred Shares to the Limited Recourse Trustee, and (iii) authorize and reserve for issuance the Common Shares into which the Preferred Shares may be converted upon an NVCC Automatic Conversion.

4.	All necessary corporate action has been taken by the Bank to authorize the execution and delivery of the Indenture and the Notes, and the performance of its obligations thereunder, and the Indenture and the Notes have been, to the extent execution and delivery are matters governed by Ontario Law, duly executed and delivered by the Bank.

5.	The Preferred Shares have been validly created and allotted and, payment therefor having been made to the Bank, have been validly issued and are outstanding as fully-paid and non-assessable shares of the Bank.

6.	The Common Shares into which the Preferred Shares may be converted upon an NVCC Automatic Conversion have been validly allotted and reserved for issuance and will, upon their issuance in accordance with the Share Terms, be outstanding as fully-paid and non-assessable shares of the Bank.

7.	The provisions of the Indenture and the Notes governed by Ontario Law constitute legal, valid and binding obligations of the Bank enforceable against it in accordance with their respective terms.

The opinion expressed in paragraph 7 above as to the enforceability of the Indenture and the Notes is subject to the qualifications that:

(a)	enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(b)	enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction;

(c)	enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Notes or the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act; and

(d)	enforceability will be subject to the limitations contained in the Currency Act (Canada).

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP